Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

SECOND QUARTER 2009 RESULTS AND RAISES 2009 EPS GUIDANCE

Rye Brook, NY — July 29, 2009 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•                  Net income was $4.9 million, or $0.06 per share, including after-tax net realized losses of $5.2 million, or $0.06 per share, and after-tax charges of $11.8 million, or $0.15 per share for restructuring and other special items.

•                  Excluding these restructuring and other special items, net income was  $21.9 million, or $0.27 per share.

•                  Revenues of $1.2 billion.

Raises 2009 EPS Guidance

•                  Earnings per share of $1.52 to $1.62, excluding realized gains and losses and restructuring and other special items.

Second Quarter 2009

Universal American’s reported net income for the second quarter of 2009 was $4.9 million, or $0.06 per share. This reported net income includes the following items, after tax:

•                  $5.2 million, or $0.06 per share, of net realized losses

•                  $4.8 million, or $0.06 per share, of loss and other costs related to the reinsurance of our life and annuity business

•                  $3.0 million, or $0.04 per share, of restructuring charges incurred in connection with cost reduction initiatives in our Medicare Advantage and Traditional segments; and

•                  $4.0 million, or $0.05 per share, of charges in connection with the proposed closing of certain of our career sales offices

Excluding these restructuring and other special items, net income was  $21.9 million, or $0.27 per share.  In the second quarter of 2008, reported net income was $28.4 million, or $0.32 per share, which included net realized gains of $1.8 million after-tax, or $0.02 per share.

Total revenues for the second quarter of 2009 remained unchanged at $1.2 billion, as compared to the second quarter of 2008.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “We are very happy with the results of the second quarter. Our core Medicare Advantage and Part D businesses continued to perform quite well and we have taken several important steps toward positioning Universal American for the legislative and regulatory changes that are likely to come.  Although we do not yet know exactly what all of the changes will be, we are building and refining the skill sets that are necessary to continue to offer products and services of value to our members.

“The strong performance in our core businesses further demonstrates the success of our Healthy CollaborationSM model in which we work closely with providers and members to promote better health outcomes and control medical costs.

“Of particular note, our medical benefit ratios in both Medicare Advantage and Part D continue to track well, giving us confidence in our forecast for the balance of 2009 and ratifying the risk management principles we used for our 2010 bids.

“We were also pleased to receive approval from CMS for new PPO’s in 29 of our core markets for 2010, giving us a total of 43 markets in which we have or will have network-based products in 2010.”

Medicare Advantage

We earned $29.0 million, pre-tax, in our Medicare Advantage segment in the second quarter of 2009 on revenue of $661.2 million. For the first six months of the year, we earned $75.2 million, pre-tax, on revenue of $1.3 billion. These figures include a restructuring charge of $3.5 million, pre-tax. Our Medicare Advantage benefit ratio in the second quarter of 2009 was 84.3%, compared to 83.1% in the second quarter of 2008, and 82.5% for the first six months of the year, compared to 85.1% in the first half of 2008.  In the second quarter of 2008, we earned $33.4 million, pre-tax, on revenue of $623.1 million and for the first six months of 2008, we earned $33.7 million, pre-tax, on revenue of $1.2 billion.

Membership in our network-based plans increased 16.8% year-over-year to approximately 63,400 as of June 30, 2009, including growth of 40.7% in the HMO expansion markets in Oklahoma, Wisconsin, and Dallas, TX.  As of June 30, 2009, our PFFS membership was approximately 175,000, a decline of 6.9% year-over-year as a result of lapsation.

We filed and obtained approval for 29 new PPO’s in 66 counties for 2010, giving us a total of 126 counties in 43 markets which we will have network-based products in 2010. We are continuing to build our network footprint through the filing of PPO and HMO products in several more of our core markets as part of our goal to cover 60% of our non-rural PFFS membership with network products by 2011.

Medicare Part D

Our second quarter pre-tax income in Part D of $13.6 million on revenues of $506.7 million continues to be predictive of favorable results for the year. On a year-to-date comparison over last year, revenues are higher, and benefit and expense ratios are lower. Our Part D results have become more seasonal as a result of the elimination of the income generated from our interest in PDMS Management, our strategic joint venture with CVS/Caremark that was terminated at the end of 2008. The results of the second quarter, however, provide further support that the improvements in revenue, benefit ratio and expenses should offset the elimination of this income for fiscal year 2009.

As of June 30, 2009, Universal American had approximately 1,270,000 members in the Community CCRxSM PDPs and approximately 430,000 members in the Prescriba RxSM PDPs for a total of approximately 1,700,000 Part D members.

Traditional Insurance

The Traditional Insurance segment reported a pre-tax loss of $10.4 million on $82.5 million of revenues.  These results include losses and other costs of $7.6 million, pre-tax, as a result of the reinsurance transaction described below and a pre-tax restructuring charge of $1.2 million, related to cost reduction initiatives. This compares to pre-tax income of $2.2 million on $113.8 million of revenues in the second quarter of 2008.

In April 2009, the Company completed a transaction to reinsure substantially all of its in-force life insurance and annuity business with Commonwealth Annuity and Life Insurance Company, a Goldman Sachs Group, Inc. (NYSE:GS) subsidiary.  This transaction generated an increase in statutory capital of approximately $60 million in Universal American’s insurance company entities and also reduced required capital by approximately $10 million.

Investment Portfolio

In connection with the reinsurance of the life and annuity business, the Company transferred over $450 million of assets to the reinsurer. Consequently, the Company pursued a strategy to reposition its portfolio to reflect the change in the nature of its liabilities and to reduce credit and concentration exposures in its portfolio.  As a result, the Company incurred $3.5 million of pretax losses on securities sold in the second quarter. In addition, the Company also recorded other than temporary impairments of $4.5 million, pre-tax.

Universal American’s $1.2 billion portfolio of cash and invested assets, as of June 30, 2009, has the following characteristics:

•                  Over $330 million of cash and cash equivalents, primarily invested in U.S. Government money market funds

•                  58% is invested in U.S. Government and agency securities, including investments in U.S. Government money market funds

•                  The average credit quality of the longer term fixed-income portfolio is AA-, with 59% invested in securities rated AA or higher

•                  Approximately 1% of the portfolio is non-investment grade

A complete listing of our investment portfolio is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $3.7 billion as of June 30, 2009, compared with $3.9 billion at December 31, 2008. Total cash and investments were $1.2 billion at June 30, 2009, compared to $1.6 billion at December 31, 2008.  Total reserves for policyholder liabilities were $1.6 billion at June 30, 2009, down from $1.8 billion at December 31, 2008. Stockholders’ equity as of June 30, 2009 was essentially unchanged at $1.3 billion. Book value per share increased to $16.08 per common share from $15.58 per common share, at December 31, 2008.

As of June 30, 2009, our parent company had unregulated cash of $83.2 million and access to $150 million under our revolving credit facility, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt, remained essentially unchanged at 24.3% at June 30, 2009 compared to 24.1% at December 31, 2008.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Share Repurchase Program

In the second quarter of 2009, the Board of Directors of the Company authorized an additional $25 million of share repurchases under the Company’s share repurchase program.  With this increased authorization, the Company can repurchase an aggregate amount of up to $125 million of its shares.  Through July 28, 2009, 10.2 million shares of the Company’s stock have been repurchased at a total cost of $100.8 million. This includes 3.5 million shares repurchased for $29.0 million during 2009.  The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.

2009 Guidance

Universal American expects to earn approximately $1.52 to $1.62 per diluted share for 2009, excluding realized gains and losses on investments and the restructuring and other special items that have been incurred through June 30, 2009.  Projected earnings exclude any future net realized capital gains or losses and other special items, if any, from net income.  We are not able to project the amount of future net realized capital gains or losses or other special items.  The table below provides additional information relating to our guidance.

	Reported Six Months Ended	Guidance Range
	June 30, 2009	Full Year 2009
Diluted EPS (1)

Adjusted EPS	$0.17	$1.52	$1.62
Net realized losses, after-tax	(0.12)	(0.12)	(0.12)
Special items	(0.15)	(0.15)	(0.15)
Reported EPS	$(0.10)	$1.25	$1.35

Revenues ($ in millions) (2)
Medicare Advantage	$1,307	$2,600	$2,650
Medicare Part D	1,122	1,960	2,040
Traditional Insurance	187	340	355
Other (3)	7	10	15
Total Revenues	$2,623	$4,910	$5,060

End of Period Membership
Medicare Advantage	238,400	235,000	255,000
Medicare Part D	1,700,000	1,600,000	1,700,000
Total	1,938,400	1,835,000	1,955,000

Medicare Advantage Benefit Ratio	82.5%	82.0%	84.5%

Notes:

(1) Reflects actual weighted average diluted shares outstanding of 82.0 million for the six months ended June 30, 2009.  Guidance range assumes weighted average diluted shares outstanding of 81.6 million for full year 2009 and no additional share repurchases.

(2) Excluding realized gains and losses and including restructuring and special items for the six months ended June 30, 2009.  Guidance range excludes realized gains and losses and restructuring and special items.

(3) Other reflects Senior Administrative Services, Corporate and Eliminations.

Conference Call

Universal American will host a conference call at 10:00 a.m. Eastern Time on Thursday, July 30, 2009, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.UniversalAmerican.com under the heading “Investor Relations; Financial Reports”.

About Universal American Corp.

Universal American, through our family of healthcare  companies, offers benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*     *     *

Forward Looking Statements

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. You will find important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release, in Universal American’s quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K filed with the Securities and Exchange Commission, with particular reference to the information under the heading Risk Factors in these documents. For forward-looking statements in this news release,

Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Results	2009	2008	2009	2008

Direct and assumed premiums	$1,280.3	$1,429.1	$2,666.6	$2,873.4

Net premiums and policyholder fees	$1,236.1	$1,224.9	$2,585.2	$2,442.6
Net investment income	12.5	19.5	28.2	43.8
Other income	4.9	10.9	9.2	22.8
Realized losses	(8.0)	(13.3)	(15.3)	(42.3)
Total revenues	1,245.5	1,242.0	2,607.3	2,466.9

Policyholder benefits	1,055.5	1,046.4	2,244.8	2,162.3
Interest credited to policyholders	—	3.4	4.3	7.5
Change in deferred acquisition costs	0.9	3.3	8.6	10.8
Amortization of present value of future profits	6.0	9.9	11.9	11.8
Loss on reinsurance transaction and other related costs	7.6	—	7.6	—
Restructuring costs	4.7	—	4.7	—
Commissions and general expenses, net of allowances	162.8	165.7	338.1	332.6
Total benefits and expenses	1,237.5	1,228.7	2,620.0	2,525.0

Income (loss) before equity in earnings of unconsolidated subsidiary	8.0	13.3	(12.7)	(58.1)
Equity in earnings of unconsolidated subsidiary	—	15.3	0.1	31.3

Income (loss) before income taxes	8.0	28.6	(12.6)	(26.8)

Provision for income taxes (1)	(3.1)	(0.2)	4.4	9.2

Net income (loss)	$4.9	$28.4	$(8.2)	$(17.6)

Per Share Data (Diluted)
Net income (loss)	$0.06	$0.32	$(0.10)	$(0.20)

Weighted Average Shares Outstanding	81.4	87.7	82.0	90.0

 UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Income (Loss) before Taxes by Segment	2009	2008	2009	2008

Medicare Advantage	$29.0	$33.4	$75.2	$33.7
Medicare Part D	13.6	10.6	(22.3)	(19.0)
Traditional Insurance	(10.4)	2.2	(25.9)	3.2
Senior Administrative Services	2.3	6.4	5.8	12.4
Corporate	(18.5)	(10.7)	(30.1)	(14.8)
Realized Losses	(8.0)	(13.3)	(15.3)	(42.3)
Income (loss) from operations	$8.0	$28.6	$(12.6)	$(26.8)

BALANCE SHEET DATA	June 30, 2009	December 31, 2008
Total cash and investments	$1,207.6	$1,567.3
Total assets	$3,669.3	$3,862.2
Total policyholder related liabilities	$1,636.3	$1,760.9
Outstanding bank debt	$318.9	$320.6
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,312.3	$1,316.1
Book value per common share	$16.08	$15.58
Diluted weighted average shares outstanding-year to date	82.0	87.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,338.3	$1,352.5
Diluted book value per common share (excluding AOCI) * (2)	$16.22	$15.83
Debt to total capital ratio (excluding AOCI) * (3)	24.3%	24.1%

	Three Months Ended June 30,
	2009	2008
Adjusted net income * (4)	$21.9	$26.6
Per share (diluted) — Adjusted net income * (4)	$0.27	$0.30

*   Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) The effective tax rate for the quarter ended June 30, 2009 was 38.1% and was 0.7% for the same quarter of 2008.  The effective tax rate for second quarter of 2008 includes the release of a tax valuation allowance relating to net deferred tax assets of $10.4 million for subprime impairment. Excluding this valuation allowance, the effective tax rate was 36.5% for the second quarter of 2008.

(2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4) Adjusted net income is calculated as net income plus after-tax realized losses and after-tax special items.  See page 13 for more detail.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	June 30, 2009	December 31, 2008
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,312.3	$1,316.1
Plus: Accumulated other comprehensive loss	26.0	36.4

Total stockholders’ equity (excluding AOCI)	$1,338.3	$1,352.5

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

	June 30, 2009	December 31, 2008
Diluted Book Value per Common Share
Total stockholders’ equity	$1,312.3	$1,316.1
Proceeds from assumed exercises of vested options	5.5	8.7
	$1,317.8	$1,324.8
Diluted common shares outstanding	82.8	86.0

Diluted book value per common share	$15.91	$15.40

Total stockholders’ equity (excluding AOCI)	$1,338.3	$1,352.5
Proceeds from assumed exercises of vested options	5.5	8.7
	$1,343.8	$1,361.2
Diluted common shares outstanding	82.8	86.0

Diluted book value per common share (excluding AOCI)	$16.22	$15.83

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	June 30, 2009	December 31, 2008
Debt to Total Capital Ratio
Outstanding bank debt	$318.9	$320.6
Other long term debt	110.0	110.0
Total outstanding debt	$428.9	$430.6

Total stockholders’ equity	$1,312.3	$1,316.1
Outstanding bank debt	318.9	320.6
Other long term debt	110.0	110.0
Total capital	$1,741.2	$1,746.7

Debt to total capital ratio	24.6%	24.7%

Total stockholders’ equity (excluding AOCI)	$1,338.3	$1,352.5
Total outstanding bank debt	318.9	320.6
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,767.2	$1,783.1

Debt to total capital ratio (excluding AOCI)	24.3%	24.1%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	Three Months Ended June 30,
	2009	2008
Adjusted Net Income
Net income	$4.9	$28.4
Net realized (gains) / losses, after-tax	5.2	(1.8)
Special items, after-tax	11.8	0.0
Adjusted net income	$21.9	$26.6

Per share (diluted)
Net income	$0.06	$0.32
Net realized (gains) / losses, after-tax	0.06	(0.02)
Special items, after-tax	0.15	0.00
Adjusted net income	$0.27	$0.30

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized capital gains and losses and after-tax special items, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and special items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
	Reported Net Income	Special Items	Adjusted Net Income	Reported Net Income	Special Items	Adjusted Net Income

Adjusted Net Income by Segment
Medicare Advantage	$29.0	$3.5	$32.5	$33.4	$—	$33.4
Medicare Part D	13.6	—	13.6	10.6	—	10.6
Traditional Insurance	(10.4)	8.8	(1.6)	2.2	—	2.2
Senior Administrative Services	2.3	—	2.3	6.4	—	6.4
Corporate	(18.5)	6.3	(12.2)	(10.7)	—	(10.7)
Realized losses	(8.0)	8.0	—	(13.3)	13.3	—

Income (loss) before income taxes	8.0	26.6	34.6	28.6	13.3	41.9

Provision for income taxes	(3.1)	(9.6)	(12.7)	(0.2)	(15.1)	(15.3)

Net Income	$4.9	$17.0	$21.9	$28.4	$(1.8)	$26.6

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized capital gains and losses and after-tax special items, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and special items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609